Exhibit 99.1

CV Sciences, Inc. Provides Update on Prepayments of

Convertible Debt Obligations

LAS VEGAS, NV, February 9, 2016 /PRNewswire/ -- On February 2, 2016, CV Sciences, Inc. (OTCBB: CANV) announced that it had prepaid investors holding a series of its Convertible Promissory Notes in advance of conversion, in the amount of $535,081 in principal and interest. Since that time, one of the investors who acquired certain of the notes by assignment from the lead investor and received the company’s prepayment, sent the prepayment back to the company purportedly rejecting the company’s prepayment. As a result, $267,604 in principal and interest under the notes has currently been prepaid.

“We are confident that our prepayment of this debt was proper and in compliance with the terms of the transaction documents,” stated Michael Mona, Jr., President and CEO of CV Sciences, Inc. “While our lead investor accepted prepayment, one holder of our notes, after receiving our funds, rejected the prepayment. We are currently exploring all of the company’s rights and remedies, and will proceed on the basis of what is best for the company and our stockholders,” added Mr. Mona.

On February 8, 2016, the company delivered a prepayment notice to its lead investor to prepay the fourth and final tranche of the company’s outstanding convertible promissory notes. Pursuant to the terms of the transaction documents, the company may prepay the debt after a 10 day period, provided the investor does not earlier convert the debt. At this time, the company expects its lead investor to accept prepayment. The company’s lead investor accepted prepayment on the prior tranche, and continuing with its supportive efforts for the company, it has expressed willingness to accept prepayment of the fourth tranche.

About CV Sciences, Inc.

CV Sciences, Inc. (OTCBB:CANV), located in Las Vegas, Nevada, focuses on drug development activities on products containing the hemp plant extract cannabidiol (CBD) as the active pharmaceutical ingredient, and also is engaged in the sale of CBD, and the development, marketing and sale of end consumer products containing CBD, which is refined into its own PlusCBD Oil™ brand. Additional information is available from OTCMarkets.com or by visiting http://www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of CV Sciences, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

CV Sciences, Inc. does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA). The company does grow, sell and distribute hemp-based products and are involved with the federally legal distribution of medical marijuana-based products within certain international markets.

Corporate Contact:

CV Sciences, Inc.

2688 S. Rainbow Blvd., Ste. B

Las Vegas, NV 89146

Office: 866-290-2157